                                                                       EXHIBIT 2


                               PURCHASE AGREEMENT

      THIS PURCHASE AGREEMENT (this "Agreement") is made as of April 3, 2001 between COMPUTER NETWORK TECHNOLOGY CORPORATION, a Minnesota corporation or its designee ("Buyer"), and ERNEST J. PARSONS, a resident of the Commonwealth of Massachusetts ("Seller").

                                    RECITALS:

      WHEREAS, Articulent Inc., a Delaware corporation (together with (i) any predecessor, by merger or otherwise, including Berkshire Computer Products, Inc., a Massachusetts corporation, and (ii) any past or present subsidiary, the "Company") is engaged in the Business;

      WHEREAS, Buyer desires to acquire all of the issued and outstanding equity capital of the Company so that the Company will become wholly owned by Buyer;

      WHEREAS, Buyer desires Seller to cause the Company to undertake the transactions set forth herein and to purchase from Seller the Purchased Shares so that Buyer owns all of the equity capital of the Company, subject to the terms and conditions set forth herein, and upon reliance of each and every representation made by Seller; and

      WHEREAS, Seller desires to sell to Buyer all stockholder-owned intangible assets related to the Business (the "Seller Intangible Assets") so that the Company has all the rights and privileges related to the Business available to the Company.

      NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

       1.1 Defined Terms. As used herein, the terms defined below shall have the following meanings. Any of these terms, unless the context otherwise requires, may be used in the singular or plural depending on the reference.

            "Adjusted Net Worth" means the excess (or deficit) of the book value of the Company's assets, over the book value of the Company's liabilities, after giving effect to the full payment and satisfaction of the Retired Debt by Seller as required by this Agreement (but only to the extent such Retired Debt is in fact so satisfied), in each case computed in accordance with GAAP and calculated as of the close of business on March 31, 2001.


            "Affiliate" means, as to any party, any Person which directly or indirectly, is in control of, is controlled by, or is under common control with, such party, including any Person who would be treated as a member of a controlled group under Section 414 of the Code, and any officer or director of such party and, as to a party who is a natural Person, such Person's spouse, parents, siblings and lineal descendants and any relative having the same home as such Person. For purposes of this definition, an entity shall be deemed to be "controlled by" a Person if the Person possesses, directly or indirectly, power either to (i) vote ten percent (10%) or more of the securities (including convertible securities) having ordinary voting power or (ii) direct or cause the direction of the management or policies of such Person, whether by contract or otherwise.


            "Assets" means (i) all assets related to the Business, (ii) all strategic data, such as marketing development plans, forecasts, and forecast assumptions and volumes, and future plans and potential strategies of the Company which are being discussed, and all financial data, such as price and price objectives, price lists, pricing and quoting policies, and procedures,
(iii) all accounts receivable, notes receivable and installment receivables existing as of the Closing Date (the "Accounts Receivable"), (iv) all inventory, work in progress, raw materials, returned goods inventory, evaluation systems inventory, warranty returns inventory, service inventory, finished products, supplies, packaging and shipping containers and materials (on-site, off-site and consigned) as of the Closing Date (the "Inventory"), (v) all machinery, equipment, furniture and fixtures, including without limitation, the items set forth in Schedule 4.13 (the "Fixed Assets"), (vi) all database information and software, (vii) all information necessary to bill customers for license usage, service contracts and all other revenue items, (viii) all of the Company's rights under any personal property leases and other agreements, supply agreements, licenses, end user agreements, contracts (including customer contracts, OEM contracts, lease contracts, commitment contracts, and all agreements for the testing, modification, development, trial, license, lease, rental or sale or other use of the product), insurance policies and commitments, including without limitation, the leases, agreements, contracts and commitments relating to or necessary to the conduct and operation of the Business set forth on Schedule 4.12 (the "Contracts"), (ix) all backlog and orders, (x) all permits, approvals, qualifications, and the like issued by any government or governmental unit, agency, board, body, or instrumentality, whether, federal, state, local or otherwise relating to or necessary to the conduct and operation of the Business, (xi) all of the Company's Intellectual Property, and (xii) all other tangible or intangible personal or mixed property of the Company, if any, of every kind and description, wherever located together with any customer relationships, employee relationships and any other intangible assets related to the Business owned by Seller.

            "Business" means all of the business products, support and services of the Company related to the Company's system integration, consulting, implementation, and managed services business, including network operating centers, SSP, MSP, ERSM storage architecture and business continuance businesses.

            "Environmental Lien" means any encumbrance, whether recorded or unrecorded, in favor of any governmental or regulatory authority, relating to any Liability of the Company or Seller under any Environmental and Safety Requirements.

            "Environmental and Safety Requirements" means all federal, state and local statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment (including, without limitation, all those relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any hazardous or otherwise regulated materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation).

            "GAAP" means United States generally accepted accounting principles.


            "Intellectual Property" means on a world-wide basis, any and all:
            (i) patents, patent disclosures, designs, algorithms and other industrial property rights, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names, together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered), together with all authors' and moral rights (whether choate or inchoate, published or unpublished), (iv) mask works, (v) computer software (including, without limitation, source code (with all comments and remarks, if any), object code, macros, scripts, objects, routines, modules and other components), data, data bases and documentation thereof, (vi) trade secrets and other confidential or proprietary information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, products, processes, techniques, methods, research and development information and results, drawings, specifications, designs, technical and development plans and proposals, technical data and customer, prospect and supplier lists and information), (vii) all other intellectual and industrial property rights of every kind and nature and however designated, whether arising by operation of law, contract, license or otherwise, (viii) "technical data" as defined in 48 CFR Section 27.401, (ix) copies and tangible embodiments thereof (in whatever form or medium), and (x) all registrations, applications (pending and in-process), renewals, extensions, continuations, divisions or reissues of any of the foregoing rights, now or hereafter in force (including all rights therein).

            As used herein, "knowledge of the Company," "known by the Company" and the like means the knowledge of Ernest J. Parsons, Founder and Chairman; Richard Tarulli, President and General Manager; Gregory M. Mazur, Chief Financial Officer; Edward J. Cutter, Vice President and General Counsel; and Ed Walsh, Regional Vice President, after due inquiry.


            "Liability" shall mean, without limitation, any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, whether accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

            "Lien" shall mean any claim, lien, pledge, option, charge, easement, security interest, right-of-way, mortgage or other right or encumbrance of any kind.

            "Permitted Legal Fees" means Ten Thousand Dollars ($10,000) of legal fees and expenses related to employees entering into employment agreements referred to in Section 7.2(d) and Fifteen Thousand Dollars ($15,000) in the aggregate related to legal fees and expenses for settlements with respect to leases in default, employee option transactions required for the closing and termination of the 401(k) and profit sharing plans.

            "Permitted Liens" means (i) mechanics, materialmens, and purchase money security interests in amounts less than Fifteen Thousand Dollars ($15,000) individually and Fifty

Thousand Dollars ($50,000) in the aggregate (but only to the extent such Liens secure Permitted Liabilities), (ii) Liens for property Taxes not yet due and payable, and (iii) only those Liens specifically set forth on Schedule 1.1(a) hereto.

            "Person" shall mean any person, limited liability company, partnership, trust, unincorporated organization, corporation, association, joint stock company, business, group, governmental authority or other entity.

            "Release" shall have the meaning set forth in CERCLA.

            "Retired Debt" shall mean any debt or Liability of the Company on the Closing Date, all or part of which would be classified as a noncurrent liability of the Company on any financial statements prepared as of the Closing Date in accordance with GAAP, and also includes all amounts due to Sovereign Bank (f/k/a Fleet National Bank), regardless of the balance sheet classification of such debt.

            "Rinaldi Case" means Robert E. Rinaldi v. Berkshire Computer Products, Inc., presently pending in Massachusetts Middlesex Superior Court and any similar case commenced by Mr. Rinaldi in a different court arising out of the same facts and circumstances.

            "Seller Costs" shall mean all costs, expenses and funding necessary
(i) to discharge the Retired Debt in full (except to the extent satisfied by Buyer pursuant to Section 6.12), (ii) to discharge any Lien on the Assets other than the Permitted Liens (except to the extent satisfied by Buyer pursuant to Section 6.12), (iii) to provide for full payment of all of Seller's and the Company's investment banking, legal (other than Permitted Legal Fees), accounting (expressly excluding any costs directly related to the audit and preparation of the Company's Tax returns) and other costs and expenses of the Company and Seller with respect to the transactions contemplated hereby (or any similar transaction with another party), (iv) to pay in full all sale and discretionary bonuses earned by employees of the Company prior to the Closing Date or granted in connection with the Closing (other than bonuses previously accrued in the ordinary course of business which do not breach any representation and warranty), (v) to pay in full any payment required by any change in control provision (other than any usual and ordinary consent fees) resulting from the transaction, (vi) to pay in full all remaining costs under the Company's "Shared Harvest" and deferred compensation plans, (vii) to pay one-half of cash severance payments due to Richard Tarulli, Gregory M. Mazur and Edward J. Cutter after giving effect to the amendment to be made pursuant to
Section 7.2.(m)(ix), (viii) to discharge and pay off or extinguish any other equity interest in the Company other than the Purchased Shares, including all costs associated with Company options outstanding (except to the extent satisfied by Buyer pursuant to Section 6.12), (ix) to settle all past due obligations for any lease of the Company set forth on Schedule 4.12, except to the extent such costs have previously been accrued on the Company's books, (x) to pay any vacation and severance pay due employees of the Company which were previously terminated that was not paid when due, and (xi) to pay retention bonuses to key employees pursuant to the employment contracts entered into pursuant to Section 7.2(d) (other than Ernest J. Parsons and Ed Walsh) and all payroll Taxes associated therewith (except to the extent satisfied by Buyer pursuant to Section 6.12).

            "Software" means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (iv) the technology (other than hardware) supporting any Internet site(s) operated by or on behalf of the Company, and (v) all documentation, including user manuals and training materials, relating to any of the foregoing.

            "Tax" means any tax imposed by any federal, state, local or foreign governmental authority relating to income, sales, payroll, property, duty, excise, gross receipts, severance, stamp, occupation, franchise, withholding, unemployment, use, transfer, registration or like tax or other governmental charge of any kind, including any interest, penalty, or addition thereto.

            "Transaction Documents" means this Agreement, the Escrow Agreement, the Employment Agreement entered into by Seller and any document or agreement executed in connection therewith.

      1.2 Index of Other Defined Terms. In addition to the terms defined above, the following terms shall have the respective meanings given to them in the Sections set forth below:

            Defined Term                              Section
            ------------                              -------
            Accounts Receivable                       1.1
            Additional Purchase Price                 3.3
            Bonus Payout Date                         8.4
            Bonus Plan                                6.11
            Bonus Pool                                6.11
            CERCLA                                    4.14
            Claims                                    8.1
            Claim Notice                              8.3
            Closing                                   7.1
            Closing Date                              7.1
            Closing Date Statement                    3.2
            Company                                   Recitals
            Contracts                                 1.1
            Code                                      4.21
            Company Material Adverse Effect           4.1
            Contingent Workers                        4.20
            Customers                                 4.18
            Disclosure Schedule                       Article 4
            ERISA                                     4.21
            Escrow Agent                              3.1
            Escrow Agreement                          3.1
            Escrow Amount                             3.1
            Financial Statements                      4.7
            Fixed Assets                              1.1
            Indemnified Party                         8.3

            Indemnifying Party                        8.3
            Initial Purchase Price                    3.1
            Inventory                                 1.1
            IRS                                       4.21(c)
            Material Contracts                        4.12
            Minimum Adjusted Net Worth                3.2
            Notice of Dispute                         10.1
            Notice Period                             8.3
            Pension Plans                             4.21
            Permitted Liabilities                     4.8
            Plans                                     4.21
            Purchased Shares                          2.1
            SEC                                       4.7
            Seller Intangible Assets                  Recitals
            Statement of Objections                   3.2
            Third Party Claim                         8.3
            Vendors                                   4.18
            WARN Act                                  4.20

                                    ARTICLE 2
                        TRANSFER OF STOCK AND PROPERTIES

      2.1 Purchase of Shares. On the terms and subject to conditions hereof, Seller covenants and agrees to sell, assign and transfer to Buyer all of his right, title and interest in, and Buyer covenants and agrees to purchase from Seller effective the Closing Date all of the issued and outstanding shares of capital stock of the Company, which consists of Seven Million Five Hundred One Thousand (7,501,000) shares of Common Stock (the "Purchased Shares") free and clear of any and all Liens.

      2.2 Purchase of Seller Intangible Assets. On the terms and subject to the conditions hereof, Seller covenants and agrees to sell, assign and transfer to Buyer all of his right, title and interest in, and Buyer covenants and agrees to purchase from Seller effective as of the Closing Date, all of the Seller Intangible Assets.

      2.3 Instruments of Transfer. On the Closing Date Seller shall deliver or cause to be delivered to Buyer (i) duly executed stock powers, accompanied by certificates representing the Purchased Shares and such other instruments of transfer and assignment as may be reasonably necessary to vest in Buyer good and valid title to, and all of Seller's right title and interest in, the Purchased Shares, free and clear of all Liens, and (ii) to execute instruments assigning to Buyer all Seller Intangible Assets. Seller also agrees to take all such other action as Buyer may reasonably request to put Buyer in possession and operating control of the Assets and Business of the Company. All such stock powers and other instruments shall be in form and substance reasonably satisfactory to Buyer.

                                    ARTICLE 3
                                 PURCHASE PRICE

      3.1 Initial Purchase Price. Subject to adjustment pursuant to Section 3.2, and subject to increase for the Additional Purchase Price set forth in Section
3.3 below, the aggregate consideration to be paid by Buyer to Seller for the Purchased Shares, all of the issued and outstanding equity capitalization (including cancellation of vested and unvested options and any other equity interest in the Company of whatever kind, which, except as set forth in Section 6.12, shall be at Seller's expense) of the Company and the Seller Intangible Assets shall be Six Million Five Hundred Eighty-Three Thousand Three Hundred Eighty-Seven Dollars ($6,583,387) (the "Initial Purchase Price"). Except as set forth in Section 6.12, it is also agreed that Seller is solely responsible for the Seller Costs and such amounts shall either be funded by Seller from the Initial Purchase Price, or if paid by the Company with the consent of Buyer, the Initial Purchase Price shall be reduced by the amount of such payment. The Initial Purchase Price shall be payable as follows:

            (a) On the Closing Date Buyer shall, by wire transfer or bank check of immediately available funds, pay to Seller Four Million Five Hundred Seventy-Three Thousand Five Hundred Eighty-Eight Dollars ($4,573,588) (it being understood that Buyer shall direct payment of such funds in a manner satisfactory to Buyer, so that the Seller Costs are discharged in full except as set forth in Section 6.12); and

            (b) On the Closing Date Seller shall deposit with U.S. Bank Trust National Association, a national banking association, ("Escrow Agent") Two Million Nine Thousand Seven Hundred Ninety-Nine Dollars ($2,009,799) (the "Escrow Amount") to be disbursed pursuant to the terms of the escrow agreement (the "Escrow Agreement") attached hereto as Exhibit A.

            (c) Subsequent to the Closing, the Initial Purchase Price shall be allocated among the Purchased Shares, the Seller Intangible Assets and the covenant not to compete entered into by Seller pursuant to the employment agreement referred to in Section 7.2(d). The foregoing allocation shall be agreed between Buyer and Seller based upon an independent appraisal by Grant Thornton LLP. Each party agrees not to assert, in connection with any Tax return, audit or similar proceeding, any allocation to the Initial Purchase Price which differs from the allocation described above. Any subsequent adjustment to the Initial Purchase Price pursuant to Section 3.2 shall be allocated to the Purchased Shares and the Seller Intangible Assets.

      3.2   Adjustment.

            (a) As promptly as practicable following the Closing Date, Buyer shall prepare a statement (the "Closing Date Statement") calculating Adjusted Net Worth in accordance with the assumptions and methodology set forth on
Schedule 3.2. The Closing Date Statement shall be delivered to Seller upon the later of (i) sixty (60) days after the Closing and (ii) twenty (20) days after completion of the audit of the Company for the fiscal year ended February 28, 2001. When calculating Adjusted Net Worth, Buyer shall take into account any adjustments made in the audit for the year ended February 28, 2001, but Buyer shall not increase allowances for doubtful accounts or reserves for obsolete inventory in excess of those shown on the February 28, 2001 balance sheet of the Company; provided that the foregoing sentence shall not in any way limit any other representation, warranty or covenant in this Agreement, including the representations and warranties in Sections 4.10 or 4.29.

            (b) Upon receipt of the Closing Date Statement, Seller (and at Seller's expense, its independent certified public accountants) shall be permitted during the succeeding fifteen (15) day period to examine, and Buyer shall make available, the books and records relied upon by Buyer in preparing the Closing Date Statement. As promptly as practicable, and in no event later than the last day of such fifteen (15) day period, Seller shall either inform Buyer in writing that the Closing Date Statement is acceptable or object to the Closing Date Statement by delivering to Buyer a written statement setting forth a specific description of Seller's objection to the Closing Date Statement (the "Statement of Objections") and Seller's calculation of any disputed amounts.

                  If Seller shall fail to deliver a Statement of Objections within such fifteen (15) day period, the Closing Date Statement shall be deemed to have been accepted by Seller. If a Statement of Objections is delivered, Buyer and Seller shall attempt in good faith to resolve any dispute within fifteen (15) days after delivery. If Seller and Buyer are unable to resolve the dispute within such fifteen (15) days, Buyer and Seller shall engage a "Big 5" accounting firm reasonably acceptable to Buyer and Seller to resolve any unresolved objections. The fees of such firm shall be paid by Seller if Buyer's calculation of disputed amounts as set forth in the Statement of Objections is closer to such accountant's final determination than the Seller's determination, and otherwise such fees shall be paid by Buyer. Such firm's resolution of the dispute shall be conclusive and binding upon the parties and nonappealable and shall not be subject to further review under the dispute resolution provisions of Article 10 (in the event no "Big 5" accounting firm acceptable to Seller and Buyer is willing to undertake such engagement, or Buyer and Seller cannot agree on a "Big 5" accounting firm, the dispute resolutions provisions in Article 10 shall be used (provided that if Buyer and Seller cannot agree on a Big 5 accounting firm, the arbitrators appointed pursuant to Article 10 may make such appointment)).

            (c) Except as otherwise provided in this Paragraph (c), "Minimum Adjusted Net Worth" shall equal a deficit of Nine Hundred Thirty-Five Thousand Dollars ($935,000). However, Schedule 3.2 sets forth certain orders the Company anticipates will be received within five business days of the Closing Date and the anticipated gross profit (revenue less cost of goods sold) from each such order. If such orders are not received within such five (5) business days from the Closing so that the gross profit in the aggregate from such orders is less than Two Hundred Fifty Thousand Dollars ($250,000), the Minimum Adjusted Net Worth deficit shall be reduced dollar for dollar to the extent such gross profit is less than Two Hundred Fifty Thousand Dollars ($250,000). In no event shall Minimum Adjusted Net Worth be less than a deficit of Seven Hundred Thirty-Five Thousand Dollars ($735,000) after giving effect to such adjustment, and if no such orders are received within such five (5) business days, Minimum Adjusted Net Worth shall be equal to a deficit of Seven Hundred Thirty-Five Thousand Dollars ($735,000).

            (d) If Adjusted Net Worth on the Closing Date Statement is less than Minimum Adjusted Net Worth (i.e., the actual deficit is greater than the deficit anticipated by Minimum Adjusted Net Worth) by more than Fifty Thousand Dollars ($50,000), the Initial Purchase Price shall be decreased by the amount by which the actual deficit reflected in Adjusted Net Worth exceeds the deficit anticipated by Minimum Adjusted Net Worth plus Fifty Thousand Dollars ($50,000).

            (e) Any reduction in purchase price required pursuant to Section 3.2(d) shall be effected as set forth herein. If the adjustment is less than Two Hundred Thousand Dollars ($200,000), Buyer shall be entitled to withdraw such amounts from the Escrow Amount pursuant to the terms of the Escrow Agreement. If the reduction in purchase price is greater than Two Hundred Thousand Dollars ($200,000), Seller shall remit such funds to Buyer as set forth in Section 3.2(f), or Buyer at its option may withdraw all or portion of such funds from the Escrow Amount pursuant to the terms of the Escrow Agreement.

            (f) Seller shall make any payment required by Section 3.2(e) within five (5) business days of the date of determination in accordance with Section 3.2, and if no Statement of Objections is delivered, the amount shall be delivered on the 15th day following delivery of the Closing Date Statement. In the event Seller delivers a Statement of Objections, Buyer shall be entitled to withdraw the undisputed portion from the Escrow Amount, if such amounts are to be remitted from the Escrow Amount pursuant to Section 3.2(e), or, if applicable, Seller shall pay the undisputed portion to Buyer if Seller is required to pay such amount pursuant to Section 3.2(e).

      3.3   Additional Purchase Price.

            (a) Buyer shall pay Seller an additional purchase price calculated as set forth in Exhibit B hereto (the "Additional Purchase Price"), but not in excess of Three Million Five Hundred Thousand Dollars ($3,500,000), paid as set forth therein. Such payment shall be made no later than June 30, 2002. In the event of a dispute regarding the amount of the Additional Purchase Price, Buyer shall pay the undisputed amount not later than such date, and the balance shall be payable when the amount is finally determined, whether by agreement of Buyer and Seller, or pursuant to a determination by the arbitration panel pursuant to
Article 10.

            (b) In the event Buyer has made a claim for indemnification pursuant to Article 8 prior to payment of the Additional Purchase Price, the payment of the Additional Purchase Price shall be deposited into escrow pursuant to the Escrow Agreement to the extent the Escrow Amount may not, in the reasonable judgment of Buyer, be satisfactory to satisfy the indemnification claim.

                                    ARTICLE 4
              REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF SELLER

      Seller hereby represents and warrants to Buyer that the statements contained in this Article 4 are true and correct, except as set forth in the disclosure schedule provided by Seller on the date hereof (the "Disclosure Schedule"), and Seller also represents and warrants the statements in the Disclosure Schedule are true and correct. The Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article 4. The disclosures in any section or paragraph of the Disclosure Schedule (including any specific cross reference referred to therein) shall qualify as disclosures with respect to the numbered and lettered paragraphs in that section to which the disclosures specifically relate. Any reference in this Article 4 to an agreement being "enforceable" shall be deemed to be qualified to the extent such enforceability is subject to (i) laws of general application relating to bankruptcy, insolvency, moratorium and the relief of debtors, and (ii) the availability of specific performance, injunctive relief and other equitable remedies.

      4.1 Organization, Good Standing, Power, Etc. The Company is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation. The Company is qualified to do Business and is in corporate good standing in each jurisdiction in which the character and location of the assets or the nature of the business transacted by the Company makes such qualification necessary, except where the failure to qualify would not have a material adverse effect on the business, operations or financial condition of the Company (a "Company Material Adverse Effect"). Schedule 4.1 lists each state in which the Company is currently qualified to do Business and the Company is in corporate good standing in each such state. The Company has all the requisite corporate power and authority to own or lease and operate the Assets and its Business and to carry on its Business and to consummate the transactions contemplated hereby.

      4.2 Certificate of Incorporation and Bylaws; Capitalization.

            (a) The Company and Seller have furnished Buyer with (i) the Certificate of Incorporation of the Company, as amended to date, and (ii) the Bylaws of the Company, as amended to date. Such Certificate of Incorporation and Bylaws are in full force and effect.

            (b) With respect to the capitalization of the Company:

                  (i) The authorized capital stock of the Company consists of
 (x) 15,000,000 shares of common stock, par value $0.01 per share, of which only the Purchased Shares are issued and are outstanding, (y) 1,000,000 shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding, and (z) 476,000 shares of common stock held in the Company's treasury;

                  (ii) The Purchased Shares have been issued as fully paid and non-assessable shares, and not in violation of any pre-emptive rights, to Seller;

                  (iii) All of the Purchased Shares are owned by Seller as the legal and beneficial owner of record, with a good and valid title thereto, free and clear of all Liens;

                  (iv) Other than as contemplated by this Agreement, no Person has any agreement or option or warrant or any right or privilege, whether by law, pre-emptive or contractual, for the purchase from Seller of any of the Purchased Shares;

                  (v) Except as set forth on Schedule 4.2 (all of which rights shall be cancelled prior to Closing at Seller's expense), no Person has any agreement or option or warrant or any right or privilege to subscribe for or otherwise acquire any shares of the capital stock or any other securities of the Company, whether by law, pre-emptive or contractual or conversion right; and

                  (vi) The documents to be delivered pursuant to Section 7.2(a)(iii) are sufficient to extinguish all outstanding equity securities of the Company, and from and after the

Closing, Buyer will own all of the Purchased Shares and equity of the Company and there will be no options, warrants, convertible securities or other equity securities of the Company outstanding.

            (c) Except as set forth on Schedule 4.2, Seller has at all times owned all of the issued and outstanding capital stock of the Company. Any such shares not owned by Seller were either acquired by Seller free and clear of all Liens or were acquired by the Company free and clear of all Liens.

            (d) Schedule 4.2 includes a true and accurate list of all outstanding options for capital stock of the Company, the number of vested and unvested shares immediately prior to the Closing, the exercise price, and vesting schedule (including a description of any accelerated vesting which will occur as a result of this Agreement) with respect to each such option. All options granted by the Company and any deferred compensation plan maintained by the Company were granted or maintained in full compliance with federal and state securities laws.

      4.3 Other Information. None of the documents which have been or may be furnished by the Company or Seller or any representatives of the Company or Seller to Buyer, or any of their representatives in connection with the transactions contemplated hereby, or in or pursuant to this Agreement or any Transaction Document, or in connection with Buyer's and its representative's review of the Business of the Company, is or will be materially false or misleading or contains or will contain any material misstatement of fact or omit to state any fact necessary to make the same not misleading in light of the circumstances and the purposes for which the documents were furnished.

      4.4 Execution and Validity of Agreement; Spousal Consent, Etc.

            (a) This Agreement has been, and the Transaction Documents will be, duly executed and delivered by Seller. This Agreement is, and the Transaction Documents when executed and delivered will be, the valid and binding obligation of Seller enforceable in accordance with its terms, except that such enforcement may be limited by (i) bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally, and (ii) general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law.

            (b) Seller has the sole and exclusive right to take all actions with respect to the Purchased Shares (including actions with respect to execution of the Agreement), free from any community property laws, spousal consent, divorce proceeding, property settlement made or pending in connection with a divorce, judgments, decrees, shareholders agreement, Liens, equitable liens, bank or contractual covenants and the like.

      4.5 Effect of Agreement, Etc. The execution, delivery and performance of this Agreement and the Transaction Documents by Seller and consummation by Seller and the Company of the transactions contemplated hereby and thereby will not, with or without the giving of notice and the lapse of time, or both, (a) violate any provision of law, statute, rule or regulation which is material to the Business of the Company or any material law to which the Seller is subject,
(b) violate any judgment, order, writ or decree of any court specifically naming the Company or Seller, (c) violate any material permits, licenses, orders or approvals of the Company or Seller or the ability of Buyer to make use of such permits, licenses, orders or approvals, (d) result in a breach of or conflict with any term or provision of, or result in the creation or imposition of any Lien pursuant to, the Company's Certificate of Incorporation or Bylaws, or (e) result in a material breach of, or material conflict with, any term, covenant, condition or provision of, result in a material modification or termination of, constitute a material default under, or result in the creation or imposition of any Lien, security interest, restriction, charge or encumbrance upon any of the Assets (other than Permitted Liens) or the Purchased Shares pursuant to any material contract or other agreement or instrument to which the Company or Seller is a party or by which any of the Assets is or may be bound or affected or from which the Company or Seller derives benefit.

      4.6 Consents and Approvals. No permit, application, notice, transfer, consent, approval, order, qualification, waiver from, or authorization of, or declaration, filing or registration with, any governmental authority is necessary in connection with the execution and delivery by Seller of this Agreement or the consummation by Seller and the Company of the transactions contemplated hereby, and no consent of any third party is required to consummate any of the transactions contemplated hereby.

      4.7 Financial Statements.

            (a) Seller has delivered to Buyer copies of the Company's audited balance sheets and related statements of operations as of February 29, 2000, and February 28, 1999 and 1998 and for each of the years then ended and the unaudited financial statements as of and for the year ended February 28, 2001 (together, all such balance sheets and related statements of operations shall be hereinafter referred to as the "Financial Statements"). The Financial Statements
(i) are in accordance with the books and records of the Company, (ii) reflect fairly and accurately in all material respects the operations and financial condition of the Company for the periods or as of the dates indicated, and were prepared in accordance with GAAP, uniformly applied on a basis consistent with that of prior years or periods, (iii) contain and reflect all necessary adjustments and reserves for a fair and accurate presentation in all material respects of the results of operations for the periods covered by such Financial Statements, and (iv) reflect fairly and accurately in all material respects all of the Liabilities and obligations of the Company (whether direct or indirect, accrued, absolute, contingent or otherwise).

            (b) The books and records of the Company are auditable, have been kept in conformity with GAAP and are sufficient to permit the preparation of pro forma information and audited financial statements with an unqualified opinion that comply with applicable Securities and Exchange Commission ("SEC") requirements within seventy (70) days of the Closing Date. To the knowledge of Seller and the Company, there exist no material weaknesses in the internal controls of the Company.

      4.8 No Undisclosed Liabilities, Claims, Etc. The Company does not have any outstanding Liabilities or obligations, except (a) as set forth on Schedule 4.8,
(b) to the extent recorded in the most recent Financial Statements (other than general references to commitments and contingent liabilities) and (c) incurred in the ordinary course of business since the date of the most recent Financial Statements. As of the Closing Date the Company does not have any Liabilities except those set forth in the previous sentence, those incurred in the ordinary course of business in accordance with this Agreement and those described on the Schedule delivered pursuant to Section 7.2(m)(ii) (such Liabilities, to the extent included in calculating Adjusted Net Worth, but excluding any Liability which would be a breach of any representation or warranty of this Agreement, or which relate to Seller Costs, or any litigation against the Company, are referred to as "Permitted Liabilities").

      4.9 Taxes.

            (a) The Company has timely prepared and filed, with the appropriate foreign, federal, state and local tax authorities, all Tax returns required to be filed by the Company or Seller. All such Tax returns are correct and complete and have been prepared in accordance with applicable law. All Taxes required to have been paid by the Company and Seller have been paid on a timely basis. No claim has ever been made by a governmental authority in a jurisdiction where the Company or Seller do not file Tax returns that Company or Seller are or may be subject to taxation by that jurisdiction.

            (b) There are no claims pending or, to the knowledge of Seller or the Company, threatened for Taxes against the Company or attributable to the Company in excess of the amounts reflected on the Financial Statements for such Taxes and no basis for any such claim exists.

            (c) The Company has not agreed to any waiver or extension of statutes of limitations related to Taxes.

            (d) The Company has paid or provided adequate reserves for all Taxes attributable to the Company.

            (e) No deficiencies on any of the Company's Tax returns or reports attributable to or otherwise allocable to the Company have been threatened as of the date hereof. The Company made a valid "Subchapter S" Tax election on March 1, 1995, which election remained in full force and effect until September 1, 2000.

            (f) The Company (i) is not a party to any Tax allocation or Tax sharing arrangement, (ii) has not been a member of any consolidated group for Tax reporting purposes, and (iii) has no liability for Taxes owing by any other Person.

            (g) The Company has not taken any action that would have the effect of deferring a measure of Tax or income from a period prior to the Closing Date to a period after the Closing Date.

            (h) The Company has delivered complete and accurate copies of (i) all of the Company's federal Tax returns for each of the last three years, (ii) all examination reports issued regarding, and statements of deficiencies related to, such federal income Tax returns assessed or agreed to during such five-year period and (iii) any agreement with a governmental authority relating to any Tax that could be payable by the Company. The Company has made available copies of all state Tax returns of the Company during the preceding three (3) years and any examination reports with respect thereto. Schedule 4.9 identifies all foreign, federal, state and local Tax returns with respect to income, sales, payroll, excise and other taxes required to be filed by the Company or Seller in each of the last three years and the periods covered by such returns.

            (i) The Company is not a party to any agreement, plan, contract or arrangement that could result, separately or in the aggregate, in any "excess parachute payments" within the meaning of Section 280G of the Code.

      4.10 Inventory and Backlog. The Inventory is (a) except to the extent of reserves therefor in the Financial Statements, salable or usable in the normal course of the Business, (b) at levels consistent with past practices of the Business, and (c) carried on the books of the Company at the lower of cost or market and pursuant to the normal inventory valuation policies of the Company, as reflected in the Financial Statements. All of the Inventory is located at 45 South Street, Hopkinton, Massachusetts 01748, except as set forth on Schedule
4.10. At March 31, 2001, the backlog of firm orders for the Company was Five Million Seven Hundred Fifty Two Thousand One Hundred Seventy Dollars ($5,752,170).

      4.11 Absence of Certain Changes or Events. Except as set forth on Schedule
4.11 or as contemplated by this Agreement, since January 31, 2001, the Company and Seller have conducted the Business only in the ordinary course and consistent with past practices and neither the Company nor Seller has, with respect to the Company:

            (a) Suffered any damage, destruction or loss of any of the Assets, whether or not covered by insurance, in excess of Twenty-Five Thousand Dollars ($25,000);

            (b) Suffered any change in its financial condition, assets, Liabilities or business or suffer any other event or condition of any character which individually or in the aggregate had any Company Material Adverse Effect or is reasonably likely to result in a Company Material Adverse Effect;

            (c) Paid, discharged or satisfied any claims, Liabilities or obligations (absolute, accrued, contingent or otherwise) of the Company except in each case in the ordinary course of business;

            (d) Waived any claims or rights with a value greater than Twenty-Five Thousand Dollars ($25,000) individually;

            (e) Pledged or permitted the imposition of any Lien (other than Permitted Liens) on or sell, assign, transfer or otherwise dispose of any of the Assets used in or relating to the Business, except the sale or disposition of inventory and Assets in the ordinary course of business;

            (f) Sold, assigned, encumbered, licensed, pledged, abandoned or otherwise transferred any patents, applications for patent, trademarks, trade names, copyrights, licenses, or other intangible assets;

            (g) Made any material change in any method of accounting or accounting principle or practice;

            (h) Except for de minimus adjustments, written up or down the value of the inventory or determined as collectible any notes or accounts receivable that were previously considered to be uncollectible, except for write-ups or write-downs and other determinations in the ordinary course of business;

            (i) Granted any general increase in the compensation payable or to become payable to its officers or employees or any special increase in the compensation payable or to become payable to any such officer or employee, or make any bonus payments to any such officer or employee, except for normal merit and cost of living increases in the ordinary course of business and in accordance with past practice (which details of such ordinary course actions have been disclosed to Buyer);

            (j) Lost or learned of the prospective loss of any Customer or Vendor listed on Schedule 4.18;

            (k) Made capital expenditures on behalf of or relating to the Business in excess of Twenty-Five Thousand Dollars ($25,000) in the aggregate;

            (l) Failed in any material respect to maintain records for accounts receivable, inventory, accounts payable and other accounts;

            (m) Issued any capital stock or any options, warrants for, or securities convertible into, the equity capital of the Company;

            (n) Paid any Seller Costs from funds of the Company without the consent of Buyer;

            (o) Agreed, whether in writing or otherwise, to take any action described in this Section 4.11.

      4.12  Contracts and Commitments.

            (a) Schedule 4.12 sets forth an accurate and complete list of each Contract of the Company in effect as of the date of this Agreement to which the Company is a party or which affects the Company or its assets, (i) with a dealer, broker, sales agency, advertising agency or other Person engaged in sales or promotional activities, (ii) which requires aggregate payments by or to the Company, or involves an unperformed commitment or service, having a value in excess of Twenty-Five Thousand Dollars ($25,000), (iii) pursuant to which the Company has made or will make loans or advances, or has or will incur debts or become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any undertaking of another, (iv) which is an indenture, credit agreement, loan agreement, note, mortgage, security agreement, lease of real property or personal property or agreement for financing, (v) involving a partnership, joint venture or other cooperative undertaking, (vi) involving material restrictions relating to any business conducted or proposed to be conducted by the Company, (vii) which is a power of attorney or agency agreement or written arrangement with any Person pursuant to which such Person is granted the authority to act for or on behalf of the Company, (viii) with respect to which the requirements for performance extend beyond one (1) year from the date of this Agreement, (ix) which contains warranties with respect to products manufactured and/or sold or services rendered by the Company other than those warranties expressly made in the literature accompanying such products,
(x) which is a consulting or professional advisor agreement, (xi) which cannot be terminated without penalty or payment or on at least ninety (90) days' notice, (xii) with any of the Company's Affiliates, or (xiii) which is not made in the ordinary course of business and which is to be performed at or after the date of this Agreement (the "Material Contracts").

            (b) Except as set forth on Schedule 4.12, to the knowledge of the Company or Seller, no Material Contract has been materially breached or cancelled by the other party, and neither the Company nor Seller has knowledge of any anticipated material breach by any other party to any Material Contract. The Company and Seller have performed all the material obligations required to be performed by them in connection with each Material Contract and are not in material default under or in breach of any Material Contract, and no event has occurred which with the passage of time or the giving of notice or both would result in a material default or breach thereunder. Neither the Company nor Seller has a present expectation or intention of not fully performing any material obligation pursuant to any Material Contract. Each Material Contract is legal, valid, binding, enforceable and in full force and effect. Except as set forth on Schedule 4.12, to the knowledge of Seller and the Company, no Material Contract obligates the Company to process, manufacture or deliver products or perform services that shall result in a loss upon completion of performance.

            (c) Seller has made available all Material Contracts disclosed pursuant to Section 4.12(a)(ii), which have a value of less than One Hundred Thousand Dollars ($100,000) and has provided Buyer with a true and correct copy of all other written Material Contracts that are required to be disclosed on
Schedule 4.12, and has furnished to Buyer all amendments, waivers or any material changes thereto (all of which are disclosed on Schedule 4.12). Schedule
4.12 contains an accurate and correct description of all material terms of all oral Material Contracts. Except as set forth on Schedule 4.12, no consent is required, and no change of control provisions are triggered, with respect to any of the Material Contracts in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

            (d) Schedule 4.12 sets forth a list of each location where the Company leases real property, the applicable lease agreement, whether the Company still occupies the property, the status of past due obligations under the lease and a summary of any litigation threatened or commenced by the landlord. Schedule 4.12 lists each lease for real property terminated by the landlord in the last twelve months and the status of any past due obligations under such leases and a summary of any related litigation.

      4.13 FIXED ASSETS; ABSENCE OF LIENS AND ENCUMBRANCES, ETC. SCHEDULE 4.13 CONTAINS A COMPLETE AND ACCURATE LIST OF ALL OF THE COMPANY'S FIXED ASSETS AS OF FEBRUARY 28, 2001. AS OF THE CLOSING DATE, THE COMPANY WILL OWN ALL RIGHT, TITLE AND INTEREST IN AND TO THE ASSETS, FREE AND CLEAR OF ALL LIENS, ENCUMBRANCES, SECURITY INTERESTS, OPTIONS, PLEDGES, RESTRICTIONS ON TRANSFER AND OTHER CLAIMS OF ANY KIND, OTHER THAN PERMITTED LIENS. ALL OF THE COMPANY'S PERSONAL PROPERTY IS IN GOOD WORKING CONDITION, NORMAL WEAR AND TEAR EXCEPTED. THE LIST OF FIXED ASSETS TO BE DELIVERED AT THE CLOSING DATE PURSUANT TO SECTION 7.2(M)(II) WILL BE COMPLETE AND ACCURATE AT THE CLOSING.

      4.14 ENVIRONMENTAL AND SAFETY MATTERS. EXCEPT AS DISCLOSED ON SCHEDULE 4.14, (A) THE COMPANY HAS MATERIALLY COMPLIED AND IS IN MATERIAL COMPLIANCE WITH ALL ENVIRONMENTAL AND SAFETY REQUIREMENTS (INCLUDING WITHOUT LIMITATION ALL PERMITS AND LICENSES REQUIRED THERE UNDER), (B) NEITHER THE COMPANY NOR SELLER HAS RECEIVED ANY ORAL OR WRITTEN NOTICE OF ANY MATERIAL VIOLATION OF, OR ANY LIABILITIES (OTHER THAN PERMITTED LIABILITIES), INVESTIGATORY, CORRECTIVE OR REMEDIAL OBLIGATION UNDER, ANY ENVIRONMENTAL AND SAFETY REQUIREMENTS, (C) NEITHER THIS AGREEMENT NOR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY WILL RESULT IN ANY OBLIGATIONS FOR SITE INVESTIGATION OR CLEANUP, OR NOTIFICATION TO OR CONSENT OF GOVERNMENTAL OR REGULATORY AUTHORITY OR THIRD PARTIES, PURSUANT TO ANY SO-CALLED "TRANSACTION-TRIGGERED" OR "RESPONSIBLE PROPERTY TRANSFER" ENVIRONMENTAL AND SAFETY REQUIREMENTS, (D) NEITHER THE COMPANY, NOR SELLER WITH RESPECT TO THE BUSINESS, HAS RELEASED, DISPOSED OF OR TRANSPORTED OR ARRANGED FOR THE DISPOSAL OF ANY HAZARDOUS SUBSTANCE OR TO SELLER'S AND THE COMPANY'S KNOWLEDGE OWNED OR OPERATED ANY PROPERTY OR FACILITY (AND TO THE KNOWLEDGE OF SELLER AND THE COMPANY NO SUCH PROPERTY OR FACILITY IS CONTAMINATED BY ANY SUCH SUBSTANCE) IN A MANNER THAT HAS GIVEN OR WOULD GIVE RISE TO MATERIAL LIABILITIES (OTHER THAN PERMITTED LIABILITIES) UNDER THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED ("CERCLA"), THE RESOURCE CONSERVATION AND RECOVERY ACT, AS AMENDED OR ANY OTHER

ENVIRONMENTAL AND SAFETY REQUIREMENTS, (E) TO THE KNOWLEDGE OF THE COMPANY AND SELLER, THERE ARE NO UNDERGROUND STORAGE TANKS, ASBESTOS-CONTAINING MATERIAL IN ANY FORM AND CONDITION, POLYCHLORINATED BIPHENYLS OR LANDFILLS, SURFACE IMPOUNDMENTS OR DISPOSAL AREAS AT ANY PROPERTY OR FACILITY OWNED OR OPERATED BY THE COMPANY, OR SELLER WITH RESPECT TO THE BUSINESS, AND (F) NO ENVIRONMENTAL LIEN (OTHER THAN PERMITTED LIENS) HAS ATTACHED TO ANY PROPERTY OWNED, LEASED OR OPERATED BY THE COMPANY, OR SELLER WITH RESPECT TO THE BUSINESS. NO FACTS OR CIRCUMSTANCES WITH RESPECT TO THE PAST OR CURRENT OPERATION OR FACILITIES OF THE COMPANY, OR SELLER WITH RESPECT TO THE BUSINESS, OR ANY PREDECESSOR OR AFFILIATE THEREOF (INCLUDING, WITHOUT LIMITATION ANY ONSITE OR OFFSITE DISPOSAL OR RELEASE OF HAZARDOUS MATERIALS, SUBSTANCES OR WASTES) WOULD GIVE RISE TO ANY MATERIAL LIABILITY (OTHER THAN A PERMITTED LIABILITY) OR CORRECTIVE OR REMEDIAL OBLIGATION UNDER ANY ENVIRONMENTAL AND SAFETY REQUIREMENTS. NEITHER THE COMPANY, NOR SELLER WITH RESPECT TO THE BUSINESS, HAS, EITHER EXPRESSLY OR BY OPERATION OF LAW, ASSUMED OR UNDERTAKEN ANY MATERIAL LIABILITY OR MATERIAL OBLIGATION (OTHER THAN A PERMITTED LIABILITY) OF ANY OTHER PERSON RELATING TO ENVIRONMENTAL AND SAFETY REQUIREMENTS.

      4.15  Intellectual Property.

            (a) The Company (i) is the owner of, with all right, title and interest in and to (free and clear of any Liens other than Permitted Liens), or otherwise possesses the right to use the Intellectual Property used in its Business as conducted or proposed to be conducted by Seller.

            (b) Schedule 4.15(b) sets forth a list of all of the Company's material Intellectual Property and federal, state and foreign patents, registered copyrights, registered trademarks, domain registrations, and any applications therefore included in the Intellectual Property, and specifies, where applicable, the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers and the names of all registered owners. Schedule 4.15(b) sets forth a list of all licenses, sublicenses and other agreements having a value of at least Twenty-Five Thousand Dollars ($25,000), to which the Company is a party and pursuant to which the Company or any other Person is authorized to use or license the use of any (i) Intellectual Property or trade secret of the Company and (ii) third- party patents, copyrights, trademarks, and applications for registration thereof, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material that are, are incorporated in, or form a part of the Intellectual Property. The execution and delivery of this Agreement by Seller, and the consummation of the transactions contemplated hereby, will not cause the Company to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement.

            (c) No claims with respect to the Intellectual Property have been asserted in writing or are, to the Company's or Seller's knowledge, threatened by any Person (i) to the effect that the Business of the Company infringes on any copyright, patent, trademark, service mark, trade secret or other proprietary right of any third party, (ii) against the use by the Company of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the Business as currently conducted or under development for use in such business or
(iii) challenging the ownership by the Company, or the validity or effectiveness, of any of the Intellectual Property. The Company has not infringed, and the Business of the Company does not infringe, any copyright or patent or, to the knowledge of Seller and the Company, any trade secret or other proprietary right of any third party. To the knowledge of the Company and Seller, there is no material unauthorized use, infringement or misappropriation of any of the Intellectual Property by any third party, including any employee or former employee of the Company. No Intellectual Property or product of the Company is subject to any outstanding decree, order, judgment or stipulation restricting in any manner the licensing thereof by the Company.

            (d) Schedule 4.15(d) lists all Software (other than Software acquired in the ordinary course of business or having an acquisition price of less than Fifteen Thousand Dollars ($15,000)) owned, licensed, leased, or otherwise used by the Company, and identifies which Software is owned, licensed, leased, or otherwise used, as the case may be. Schedule 4.15(d) lists all Software sold, licensed, leased or otherwise distributed by the Company to any third party, and identifies which Software is sold, licensed, leased, or otherwise distributed as the case may be. With respect to the Software set forth in Schedule 4.15(d), which the Company purports to own, such Software was either developed (i) by employees of the Company within the scope of their employment, or (ii) by independent contractors who have assigned their rights to the Company pursuant to written agreements. In each agreement pursuant to which the Company has licensed its Software to third parties, the Company has not (x) failed to limit its Liability to the amount of the fees paid pursuant to the agreements or
(y) warranted as to the performance or functionality of the Software other than to state that the Software would perform in accordance with its documentation and/or specifications

      4.16 Warranties; Service Commitments. True and correct copies of the form of all written warranties and guaranties and written service warranties and commitments applicable to products sold and services rendered are attached hereto as Schedule 4.16. The amounts reflected as warranty reserves and Liabilities related to the service commitments reflected in the Financial Statements and to be reflected in the Closing Statement are not less than the amount required by GAAP. Any products sold or services rendered by the Company meet, in all material respects, the specifications and the standards set forth in the Company's written descriptions of the products and services in its representations and warranties to customers and distributors of the products, including those set forth on Schedule 4.16.

      4.17 Litigation. Except as set forth in Schedule 4.17, there is no claim, action, suit, proceeding, arbitration, investigation or hearing or notice of hearing pending against the Company or Seller affecting the Company or any of the Assets, the Purchased Shares, or, with respect to any employment matter, an employee, or the transactions contemplated by this Agreement and, to the knowledge of the Company and Seller no such action is threatened; nor are any facts known to the Company or Seller, which may give rise to any such claim, action, suit, proceeding, arbitration, investigation or hearing. No such claim, action, suit, proceeding, arbitration, investigation or hearing will prevent the closing of this Agreement or the consummation of the transaction contemplated hereby.

      4.18 Customers and Vendors. Schedule 4.18 sets forth correct and complete lists of the customers ("Customers") and vendors ("Vendors") of the Company during the most recently completed fiscal year, indicating the existing contractual arrangements, if any, with each such Customer or Vendor. Except as set forth in Schedule 4.18, there are no outstanding disputes with any Customer or Vendor listed thereon and no Customer or Vendor listed thereon has refused to continue to do business with the Company or has stated its intention not to continue to do business with the Company. Since January 1, 1998, there has not been any material shortage or unavailability of the raw materials necessary to manufacture the products sold by the Business, and, to the knowledge of Seller and the Company, there is no current shortage or unavailability which leads it to believe that any such shortages will occur.

      4.19 Books and Records. The books of account and other financial and corporate records of the Company related to the Accounts Receivable, Inventory and Fixed Assets and operations of the Company are in all material respects substantially complete and correct and are maintained in accordance with good business practices. All of the minutes of all the Company's Board of Directors and Stockholder meetings have been provided to Buyer.

      4.20  Employment Matters.

            (a) Except as provided in Schedule 4.20, the Company is in material compliance with all laws, rules and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours with respect to employees of the Business. The Company has withheld all amounts required by law or agreement to be withheld from the wages or salaries of, and other payments to, its employees and any former employees and is not liable for any arrearage of wages, salaries or other payments to such employees and any former employees (excluding wages and bonuses accrued in the ordinary course of business and not yet due) or any Taxes or penalties for failure to comply with any of the foregoing. Except as provided on Schedule 4.20, to the knowledge of the Company and Seller, no executive or key employee or group of employees has any plans to terminate his, her or their employment with the Company.

            (b) There (i) is no material labor strike, picketing of any nature, stoppage or lockout pending or material labor dispute, slowdown or other concerted interference with normal operations or, to the knowledge of the Company or Seller, threatened against or affecting the Business, (ii) are no union claims or demands to represent the employees of the Business, (iii) to the knowledge of the Company and Seller, are no current union organizing activities among the employees of the Company, and (iv) are no labor or collective bargaining agreements that pertain to or cover employees of the Company or to which the Company is a party or by which the Company is bound.

            (c) None of the Company's employment policies or practices is currently being audited or investigated, or, to the knowledge of the Company or Seller, subject to imminent audit or investigation, by any governmental body. The Company is not subject to any consent decree, court order or settlement in respect of any labor or employment matters. No claim, arbitration or similar proceeding with respect to employment matters is pending or, to the knowledge of the Company or Seller, threatened. The Company is, and at all times since November 6, 1986 has been, in material compliance with the requirements of the Immigration Reform Control Act of 1986. The transaction contemplated by this Agreement will not adversely effect the authority of any employee to work in the United States.

            (d) Except as set forth on Schedule 4.20, the Company does not employ or use any independent contractors, temporary employees, leased employees or any other servants or agents compensated other than through reportable wages paid by the Company (collectively, "Contingent Workers"). To the extent that Company employs or uses Contingent Workers, it has properly classified and treated them in accordance with applicable law and for purposes of all benefit plans and perquisites.

            (e) The Company has not taken any action that would require any notice to be given pursuant to the Worker Adjustment Retraining and Notification Act ("WARN Act") or any similar state law. Schedule 4.20 sets forth a list of all dismissals of employees by location during the last sixty (60) days (and with respect to Massachusetts state law, six (6) months), which when aggregated, could cause a WARN Act notice (or notice or Liability under any similar state law) to be given, if further dismissals were made with respect to such site.

      4.21 Employee Benefit Plans.

            (a) Schedule 4.21 is a true and complete list of all written and oral, formal and, to the knowledge of the Company and Seller, informal annuity, bonus, cafeteria, stock option, stock purchase, profit sharing, savings, pension, retirement, incentive, group insurance, disability, employee welfare, prepaid legal, non-qualified deferred compensation including, without limitation, excess benefit plans, top-hat plans, deferred bonuses, rabbi trusts, secular trusts, non-qualified annuity contracts, insurance arrangements, non-qualified stock options, phantom stock plans, or golden parachute payments, or other similar fringe benefit plans, and all other employee benefit plans, funds, arrangements or programs (whether or not within the meaning of Section 3(3) of Employee Retirement Income Security Act of 1974 and of the regulations adopted pursuant thereto (collectively "ERISA"), covering employees or former employees of the Company (the "Plans"). Except as set forth on Schedule 4.21, the Company is not a party to any employee agreement, understanding, plan, policy, procedure or arrangement, whether written or oral, which provides compensation or fringe benefits to employees of the Company engaged or formerly engaged in the operation of the Business or which applies to former employees of the Company who were engaged in the Business, and the Company is in compliance in all material respects with its obligations under all such Plans. Except for changes required by applicable law, there are no negotiations, demands, commitments or proposals that are pending or that have been made that concern matters now covered or that would be covered by the type of agreements described on Schedule 4.21 or this Section 4.21(a). The Company has no any direct or indirect, actual or contingent liability for any Plan, other than to make payments for contributions, premiums or benefits when due, all of which payments have been timely made. None of the Assets are subject to any existing lien or security interest under Section 302(f), 306(a), 307(a) or 4068 of ERISA or
Section 401(a)(29), 412(n) or 6321 of the Internal Revenue Code of 1986 and the regulations adopted pursuant thereto (collectively the "Code").

            (b) With respect to each employee benefit plan listed on Schedule 4.21, true and complete copies of (i) all Plan documents (including all amendments and modifications thereof), and related agreements, including, without limitation, the trust agreement and amendments thereto, insurance contracts, third party administration contracts and investment management agreements, (ii) the last three (3) filed Form 5500 series and applicable schedules, SSA, and Forms PBGC-l, if any, (iii) summary plan descriptions, (iv) summary of material modifications, if any, (v) the most recent auditor's report,
(vi) copies of any and all Tax qualification correspondence, including, without limitation, private letter rulings, applications for determination and determination letters issued with respect to the Plans, and applications, correspondence, and internal documentation, in whatever form held, relating to operational, documentation or other errors or failures with respect to the Plans, and (vii) the most recent annual and periodic accounting of related Plan assets, have also been delivered to Buyer.

            (c) With respect to the Plans listed on Schedule 4.21 which are subject to ERISA:

                  (i) The Plans are in compliance in all material respects with the applicable provisions of ERISA and each of the employee pension benefit plans, within the meaning of Section 3(2) of ERISA (the "Pension Plans"), which are intended to be qualified under Section 401(a) of the Code have been determined by the Internal Revenue Service ("IRS") to be so qualified or a request for such determination has been timely filed with the IRS (and to the knowledge of the Company and Seller, nothing has occurred to cause the IRS to revoke such determination and the IRS has not indicated any disapproval of any request for such a determination) or there is time remaining within which to file such a request;

                  (ii) Each Plan has been operated in accordance with its terms and all required filings that are due prior to the date hereof, including, without limitation, the Forms 5500 for all Plans have been made;

                  (iii) No prohibited transactions as defined by Section 406 of ERISA or Section 4975 of the Code, for which exemptions are not available, have occurred with respect to any of the Plans which would result in a material liability to the Company;

                  (iv) The Company has not engaged in any transaction in connection with which the Company could be subjected to a criminal or material civil penalty under ERISA;

                  (v) None of the Plans, nor any trust which serves as a funding medium for any of such Plans, nor any issue relating thereto is currently under examination by or pending before the IRS, the Department of Labor, the PBGC or any court, other than applications for determinations pending before the IRS;

                  (vi) None of the Pension Plans is a defined benefit plan within the meaning of Section 414(j) of the Code; or an employee stock ownership plan within the meaning of Section 4975(e)(7) of the Code which has not been satisfied;

                  (vii) None of the Plans is a "multiemployer plan" as that term is defined in Section 3(37) of ERISA and Section 411(f) of the Code, nor a plan maintained by more than one employer (hereinafter referred to as a "multiple employer plan"), nor a single employer plan under a multiple controlled group within the meaning of Section 4063 of ERISA, and neither Seller nor any entity required to be aggregated with Seller under Section 414(b), (c), (m), or (o) of the Code has incurred any withdrawal liability with respect to any single plan, multiemployer or multiple employer plan which have not been satisfied;

                  (viii) No benefit claims (except those submitted in the ordinary course of administration of such Plan) are currently pending against any Plan;

                  (ix) No Plan provides for retiree medical or retiree life insurance benefits for former employees of the Company except as may be required under the continuation coverage provisions of Sections 601-608 of ERISA and Section 4980B of the Code or comparable provision of state law to the extent applicable, and there is no liability for Taxes with respect to disqualified benefits under Section 4976 of the Code; and

                  (x) Except as set forth on Schedule 4.21, no Pension Plan covering, or formerly covering, employees of Seller has been terminated and there is no liability for Taxes with respect to a reversion of qualified plan assets under Section 4980 of the Code.

            (d) There have been no material failures to comply with the continuation coverage provisions required by Sections 601-608 of ERISA and
Section 4980B of the Code or comparable provision of state law to the extent applicable. There is no liability for Taxes under Section 4980B of the Code with respect to any Plan.

            (e) There have been no material failures to comply with the portability, access and renewability provisions required by Sections 701-734 of ERISA and chapter 100 of the Code, as amended, or comparable provision of state law to the extent applicable. There is no liability for Taxes under Section 4980D of the Code with respect to any Plan.

            (f) There are no employee benefit plans which cover employees of Seller which are required to comply with the provisions of any foreign law.

            (g) All excess contributions (as defined in Section 4979(c) of the Code), if any (together with any income allocable thereto), have been distributed (or, if forfeitable, forfeited) before the close of the first two and one half (2-1/2) months of the following Plan year; and there is no liability for excise Taxes under Section 4979 of the Code with respect to such excess contributions, if any, for any Plan.

            (h) There is no liability for Taxes with respect to: (i) an accumulated funding deficiency under Section 4971 of the Code; and/or (ii) nondeductible contributions under Section 4972 of the Code.

            (i) The Company's deferred compensation plan (Shared Harvest) has been irrevocably terminated by the Company and no former participant in such plan has any further rights under such plan except as set forth on Schedule 4.21.

            (j) Except as set forth on Schedule 4.21, each employee which has been terminated by the Company has been paid in full for all accrued vacation and severance pay.

      4.22 No Subsidiaries; Prior Names, Addresses and Businesses. Except as set forth on Schedule 4.22, the Company does not now have, nor has it ever had, any subsidiaries. The Company has not (i) merged or consolidated with, (ii) acquired the stock or assets of or (iii) assumed the Liabilities of any other Person in connection with a business combination transaction except as set forth on
Schedule 4.22. The Company has not conducted business under any other name except as set forth on Schedule 4.22 and the principal office of the Company has always been located at the address set forth on Schedule 4.22. The Company has not conducted any business other than the Business conducted as it substantially exists on the date hereof.

      4.23 Finder. There is no Person or entity that is entitled to a finder's fee or any type of commission in relation to or in connection with the transactions contemplated by this Agreement as a result of any agreement or understanding with the Company or Seller (other than Needham & Company, Inc., which fees and expenses shall be paid by Seller) and Seller agrees to indemnify Buyer and to hold it harmless against all claims, damages, costs or expenses of or for any other such fees or commissions resulting from Seller's actions or agreements regarding the execution or performance of this Agreement, and will pay all costs of defending any action or lawsuit brought to recover any such fees or commissions incurred by Buyer, including reasonable attorneys' fees.

      4.24 Sufficiency of Assets. Except as set forth in Schedule 4.24, the Assets of the Company at the Closing Date will include all of the Company's and Seller's Assets used in the ordinary course of Business as presently conducted.

      4.25 Employees.

            (a) Schedule 4.25 sets forth a complete and accurate list of all employees (including leased employees) of the Company, showing for each: name, hire date, current job title or description, current salary level (including any bonus or deferred compensation arrangements) and any bonus, commission or other remuneration paid during the most recently completed fiscal year, and describing any existing contractual arrangement (including any severance arrangement). Except as specifically contemplated by this Agreement or as set forth on
Schedule 4.25, no employee (including leased employees) shall receive any compensation as a result of the consummation of the transactions contemplated by this Agreement (all of which shall be considered Seller Costs). Except as set forth on Schedule 4.25, none of the employees (including leased employees) is currently on short-term or long-term disability, absence, sabbatical, maternity, parenting, Family and Medical Act (FMLA) leave or other leave of absence. Except as set forth on Schedule 4.25, since November 1, 2000, no salaried employee (including leased employees) of the Business who has been compensated at an annual rate in excess of One Hundred Thousand Dollars ($100,000) has terminated his or her employment or had such employment terminated for any reason or for no reason; no such employee has given written notice (or to the knowledge of the Seller and the Company, oral notice) of his or her intent to terminate such employment; and no notice of termination has been given to any such employee by the Company. No employee is a party to any contract which provides for change of control benefits or, except as set forth on Schedule 4.25 severance benefits or which would provide for increased compensation or permit termination as a result of the transactions to be consummated hereby.

            (b) Schedule 4.25 sets forth the name of each employee who requires an immigration visa and the type of visa.

      4.26 Condition of Assets. The Assets (a) are in good condition and repair, normal wear and tear excepted, and (b) are in substantial compliance with all applicable laws, ordinances, regulations, orders and other requirements relating thereto.

      4.27 Governmental Authorizations. The Company has all material licenses, permits or other authorizations from governmental, regulatory or administrative agencies or authorities required for the operation of its business in the manner presently conducted and proposed to be conducted, each of which will be in full force and effect on the Closing Date and all such material authorizations will be in full force and effect on the Closing Date. A list of all such material governmental authorizations is set forth on Schedule 4.27 and all such authorizations will remain in full force and effect following the Closing Date. No registrations, filings, applications, notices, transfers, consents, approvals, orders, qualifications, waivers or other actions of any kind are required by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to enable Buyer and the Company to continue the operation of the Business as presently conducted in all material respects following the Closing.

      4.28 Compliance with Applicable Laws. The Company has been, is, and on the Closing Date will continue to be, in compliance in all material respects with all applicable laws (including duties imposed by common law), rules, regulations, orders, ordinances, judgments and decrees of all governmental authorities (federal, state, local and foreign) applicable to the Business, Assets, products, services and employees of the Company.

      4.29 Accounts Receivable, Installment Receivables, and Accounts Payable. All accounts receivable, notes receivable and installment receivables of the Company, whether reflected on the Financial Statements, or to be reflected of the Closing Statement, represent sales actually made or leases entered into in the ordinary course of business or valid claims as to which full performance has been rendered. Except to the extent reserved against, the accounts receivable, notes receivable and installment receivables, are fully collectible within the later of (i) ninety (90) days of the related invoice date and (ii) forty-five
(45) days from the Closing Date. Except to the extent reserved against, and as set forth on Schedule 4.29, no counterclaims or offsetting claims with respect to the accounts receivable, notes receivable and installment receivables are pending or, to the knowledge of the Seller, threatened. The listing of accounts receivable, notes receivable and installment receivables provided by the Company dated January 31, 2001 was true and correct (including the aging thereon) as of such date and no material change has occurred since that date. Schedule 4.29 sets forth the amounts the Company owes to or is owed by Seller or any of his Affiliates as of the date hereof. The accounts payable of the Company reflected on the Financial Statements and to be reflected on the Closing Statement arose, or will arise, from bona fide transactions in the ordinary course of business, and all such accounts payable have been paid, are not yet due and payable under the Company's payment policies and procedures or are being contested by the Company in good faith. Any debit balance in accounts payable are valid offsets to amounts due vendors. The listing of Accounts Payable provided by the Company dated January 31, 2001 was true and correct as of such date and no material change has occurred since that date.

      4.30 Insurance.

            (a) Schedule 4.30 lists each insurance policy currently maintained by or on behalf of the Company and each general liability policy and workers' compensation policy maintained in the last three years. The Company has delivered copies to Buyer of all such insurance policies. All of such current insurance policies are in full force and effect, and the Company is not in default with respect to its obligations under any such insurance policies. The Company is current in all of its premiums for its current insurance policies. Neither the Company nor Seller knows of any threatened termination of, or material premium increase with respect to, any of such policies.

            (b) Schedule 4.30 lists (i) each claim which has been made against the Company's insurance policies during the last two (2) years, (ii) any other currently pending claim, and (iii) the status of such claim.

                                    ARTICLE 5
                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer hereby represents, warrants and covenants to and agrees with Seller as follows, all of which representations, warranties and agreements are made as of the date of this Agreement and as of the Closing Date:

      5.1 Organization, Etc. Buyer is a corporation duly organized, validly existing and in good corporate standing under the laws of the state of Minnesota. Buyer has all the requisite corporate power and authority to execute, deliver and perform this Agreement and consummate the transactions contemplated hereby.

      5.2 Authorization of Agreement. This Agreement has been, and the Transaction Documents will be, duly executed and delivered by Buyer. The execution, delivery and performance of this Agreement and the Transaction Documents has been duly authorized and approved by all requisite corporate action. This Agreement is, and the Transaction Documents when executed and delivered will be, valid and binding obligations of Buyer enforceable in accordance with their respective terms, except that such enforcement may be limited by (a) bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally, and (b) general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law.

      5.3 Approvals. No consent or approval is required of any Person or entity, private or governmental, for the execution, delivery and performance of this Agreement and the Transaction Documents by Buyer, and neither will such execution, delivery or performance, nor the consummation of the transactions contemplated herein, breach any provision of Buyer's Articles of Incorporation or Bylaws or any law, rule, regulation, judgment, order, decree, agreement, instrument or arrangement that would have a material adverse effect on Buyer's ability to perform its obligations hereunder.

      5.4 Finder. There is no Person or entity that is entitled to a finder's fee or any type of commission in relation to or in connection with the transactions contemplated by this Agreement as a result of any agreement or understanding with Buyer; and Buyer agrees to indemnify Seller and to hold it harmless against all claims, damages, costs or expenses of or for any other such fees or commissions resulting from Buyer's actions or agreements regarding the execution or performance of this Agreement, and will pay all costs of defending any action or lawsuit brought to recover any such fees or commissions incurred by the Company, including reasonable attorneys' fees.

      5.5 Effect of Agreement, Etc. The execution, delivery and performance of this Agreement and the Transaction Documents by Buyer and consummation by Buyer of the transactions contemplated hereby and thereby will not, with or without the giving of notice and the lapse of time, or both, (a) violate any material provision of law, statute, rule or regulation to which Buyer is subject, (b) violate any judgment, order, writ or decree of any court applicable to Buyer, or

(c) result in the material breach of or material conflict with any material term, covenant, condition or provision of, result in the material modification or termination of, constitute a material default under, or result in the creation or imposition of any material Lien, security interest, restriction, charge or encumbrance upon any of the material assets of Buyer pursuant to the Articles of Incorporation or Bylaws of Buyer, or any commitment, contract or other agreement or instrument to which Buyer is a party.

                                    ARTICLE 6
                          COVENANTS OF SELLER AND BUYER

      Seller covenants and agrees with Buyer as follows:

      6.1 [Intentionally Omitted.]

      6.2 Approvals, Consents, Etc. Seller shall, or shall cause the Company to, use its reasonable efforts to obtain in writing prior to the Closing Date all approvals, consents and waivers required to be obtained by the Company or Seller (and Seller shall use its reasonable efforts to obtain any such approvals, consents and waivers after the Closing Date, it being understood that no waiver of such items is intended by the parties hereto) in order to effectuate the transactions contemplated hereby and shall deliver to Buyer copies of such approvals and consents in form and substance reasonably satisfactory to Buyer and counsel for Buyer. In the event Buyer elects to close prior to the time all option holders execute the forms to be delivered pursuant to Section 7.2(a)(iii), Buyer is not waiving delivery of such forms and Seller shall use its best efforts to obtain the rest of such forms after the Closing.

      6.3 Further Assurances. After the Closing Date, the Company and Seller shall, at the request of Buyer, execute, acknowledge and deliver to Buyer without further consideration, all such further assignments, conveyances, endorsements, consents and other documents and take such other action as Buyer may reasonably request to (a) transfer to and vest in Buyer and protect its right, title and interest in, all of the Assets and Purchased Shares and (b) otherwise to consummate the transactions contemplated by this Agreement.

      6.4 Seller's Employment Agreement. Seller acknowledges the noncompetition, nondisclosure and other covenants in his employment agreement entered into in connection with this transaction were given to induce Buyer to acquire the Purchased Shares and such covenants are enforceable as if set forth in this Agreement in full, and any breach thereof shall be deemed a breach of this Agreement.

      6.5 Financial Statements. Seller shall cause the Company to immediately engage PricewaterhouseCoopers LLP to perform an audit of its financial statements for the most recently completed fiscal year on terms acceptable to Buyer. Seller shall cause the Company to expeditiously complete such audit within sixty (60) days of the date hereof, and Seller shall, and shall cause the Company to, render all needed assistance to cause such audit to be completed.

      6.6.  [Intentionally Omitted.]

      6.7   Tax Returns; Tax Audits.

            (a) Seller shall provide Buyer with the Company's 2000 federal and state income Tax returns prior to filing thereof (if such tax returns are filed prior to the Closing Date) and such Tax returns shall be satisfactory to Buyer (including any allocation of income and expenses between the periods covered by the "Subchapter S" and "C corporation" returns). If such Tax returns are filed after the Closing Date, such Tax returns shall be prepared by Buyer and furnished to Seller for his approval, which shall not be unreasonably withheld or delayed.

            (b) Any party who receives any written notice of a pending or threatened Tax audit, assessment or adjustment with respect to the Company or Seller which affects any period prior to the Closing Date shall promptly notify the other parties hereto. Failure to provide timely notice of such pending or threatened action shall not release any party who failed to receive such notice from liability to the party failing to give timely notice unless such failure precluded the defense of such pending or threatened action. Each party shall allow the other party an opportunity of it and its counsel to participate (at its own expense) in any audits of the Company or any audit of Seller which could affect the Company. Seller will not settle any such audit in a manner which would impose any Tax liability on the Company or Buyer.

      6.8 Litigation. Seller shall assist the Company and Buyer with respect to any litigation involving the Company relating in any way to periods prior to the Closing Date; provided that Buyer shall reimburse Seller for its reasonable out-of-pocket expenses related thereto.

      6.9 Authorization and Grant of Stock Options. No later than thirty (30) days after the Closing Date, the Buyer agrees to grant non-qualified options to purchase at least Three Hundred Twenty Thousand (320,000) and not more than Three Hundred Fifty Thousand (350,000) shares of its common stock to the employees of the Company recommended by Seller and approved by Buyer, at a per share exercise price equal to the fair market value of the Buyer's common stock on the grant date and pursuant to an established stock option plan of the Buyer, the shares of which will be registered with the SEC on Form S-8. Such options shall have such terms consistent with stock options granted to Buyer's employees generally.

      6.10 401(k) Plan. As soon as practicable following the Closing Date, Buyer will cause its 401(k) plan to accept contributions from those employees of the Company otherwise eligible to participate in Buyer's 401(k) plan, taking into account as service with Buyer, service with the Company completed on or before the Closing Date by employees employed by the Company on the Closing Date. As soon as practicable following the Closing Date (which may be later than the date for acceptance of plan contributions and which may occur after receipt of a favorable determination letter on the termination of the Company's 401(k) plan), Buyer will cause its 401(k) plan to accept a direct rollover from the Company's 401(k) plan of account balances, including outstanding loans, of electing plan participants who are employed by Buyer at the time of the rollover.

      6.11 Bonus Plan. As of the Closing Date, the Company shall adopt a bonus pool in the aggregate amount of Six Million Five Hundred Thousand Dollars ($6,500,000) (the "Bonus Pool"), which amount includes One Hundred One Thousand Nine Hundred Seven Dollars ($101,907) of employer payroll taxes which will not be distributed to participants. The Bonus Pool shall be administered by the Company in accordance with and pursuant to the terms of the bonus plan (the "Bonus Plan") set forth on Exhibit C. Buyer hereby unconditionally and irrevocably guarantees the payment and performance of the Company under the Bonus Plan, provided that Buyer's maximum liability is limited to Six Million Five Hundred Thousand Dollars ($6,500,000). Buyer covenants and agrees to cause the Company to administer the Bonus Plan in accordance with its terms and further covenants and agrees that the Bonus Plan shall remain in effect and shall not be terminated by Buyer or the Company, for any reason, except in accordance with the terms thereof.

      6.12  Payments by Buyer's Undisbursed Funds.

            (a) Sovereign Bank. Concurrently with the Closing, Buyer shall advance to Sovereign Bank, as a contribution to capital to the Company, the amount set forth on Schedule 6.12.

            (b) Option Holder Termination and Release Agreement. Buyer shall advance on behalf of the Company, the amount set forth on Schedule 6.12, which shall be used to fund payments for executed Option Holder Termination and Release Forms delivered pursuant to Section 7.2(a)(iii). Such amounts shall be advanced prior to the time payment under such agreements are due and shall be increased with respect to which any executed Option Holder Termination and Release Forms are received after the Closing but prior to the time payment is due.

            (c) Retention Bonuses. Buyer shall advance, on behalf of the Company, the amounts set forth on Schedule 6.12 to pay retention bonuses to Ed Tribuna and Robert Waldron. If such amounts are in excess of those necessary to satisfy such payments, or if such payments are not made, such excess amounts shall be paid to Seller when it can reasonably be determined such payments will not be made.

            (d) Options. Seller is withholding Twenty-Five Thousand Nine Hundred Dollars ($25,900) to reserve against option holders which have not signed Option Holder Termination and Release Agreements as set forth on Schedule 7.2(a)(iii). Buyer shall disburse such funds when such persons execute documents reasonably satisfactory to Buyer, and upon such execution, by all such persons, Buyer shall remit excess funds to Seller. Seller remains fully liable for all claims to equity interests.

            (e) Undisbursed Funds. Undisbursed funds and other Seller costs shall be directed by Seller as set forth on Schedule 6.12(e). No funds shall be paid to Messrs. Cutter and Tarulli until statutory waiting periods necessary to effect the release of employment claims have expired. Seller shall reimburse Buyer for any employer related taxes as a result of such disbursements.

                                    ARTICLE 7
                                     CLOSING

      7.1 Closing. The Closing of the transactions contemplated hereby shall occur on April 3, 2001 (the "Closing") or as soon as practicable following such date as all of the conditions to Closing as set forth herein have been satisfied or waived. The Closing will be held at the offices of Leonard, Street and Deinard Professional Association, Suite 2300, 150 South Fifth Street, Minneapolis, MN 55402 at 10:00 a.m. or at such other time and place as the parties mutually agree. The date upon which the Closing occurs is referred to herein as the "Closing Date."

      7.2 Buyer's Conditions to Closing. The obligations of Buyer under this Agreement are subject to the satisfaction of the following conditions as of the Closing Date, any or all of which conditions may be waived by Buyer in writing in its sole discretion:

            (a) Changes in Benefit Plans.

                  (i) Except as set forth herein (including clause (ii) and (iii) hereof and Section 7.3(f)), the Company shall not enter into, adopt or amend in any material respect or terminate any Plan or any other agreement, arrangement, plan or policy involving any employee to be employed by Buyer or increase the compensation of any such employee or pay any benefit or amount not required by a plan or arrangement as in effect on the date of this Agreement, or enter into any arrangement or commitment to do any of the foregoing.

                  (ii) The Company shall have terminated its 401(k) and profit sharing plans prior to the Closing in a manner satisfactory to Buyer.

                  (iii) Except as set forth on Schedule 7.2(a)(iii), all past and present employees and other persons who have vested or unvested options (which have not expired by their terms) shall have executed the Option Holder Termination and Release Agreement in the form set forth in the form set forth in Exhibit D. All amounts required to be withheld by law from any payment to option holders shall have been withheld.

            (b) [Intentionally omitted.]

            (c) Consents and Approvals. Buyer shall have received (i) from governmental and administrative authorities all permits and licenses required for it to carry on the business of the Company, and (ii) all consents or approvals required on the part of Seller, the Company or Buyer for the transfer of the Purchased Shares (including the consent of all landlords) all in form and substance reasonably satisfactory to Buyer.

            (d) Employment Agreements. The Company and Seller and each of the employees of the Company listed on Schedule 7.2(d) shall have entered into employment agreements in the form set forth in Exhibit E attached hereto.

            (e) Good Standing Certificates, Etc. Buyer shall have received a certificate dated within two (2) business days before the Closing Date from the office of the Secretary of State of Delaware certifying that the Company is validly existing and in good standing under the laws of its state of incorporation.

            (f) Lien Search. Seller, at its expense, shall have arranged for and Buyer shall have received the report or reports, reasonably satisfactory to Buyer and its counsel, of a reputable search company indicating that there are no Liens, mortgages, encumbrances, charges or other rights of third parties of record (other than Permitted Liens) as of a date not more than ten (10) days before the Closing Date in each jurisdiction where Assets are located, other than any Lien for which a Lien release, satisfactory to Buyer, is delivered pursuant to Section 7.2(m).

            (g) Opinion of Counsel to the Company. Buyer shall have received the opinion of Hale and Dorr LLP, counsel to Seller and the Company, addressed to Buyer, dated the Closing Date, in the form set forth in Exhibit F attached hereto.

            (h) [Intentionally Omitted.]

            (i) Adverse Change; Litigation. There shall not have occurred (x) any material adverse change in the financial condition, results of operation or business of the Company since the date of this Agreement or any event reasonably likely to result in a Company Material Adverse Effect, (y) commencement of litigation or any threat of litigation not set forth on Schedule 4.17, or (z) any adverse change in the status of the Rinaldi Case, including any ruling on appeal contrary to the trial court ruling or any amendment or threatened amendment by Rinaldi of the related complaint alleging new causes of action.

            (j) Audit. Seller shall have delivered an engagement letter of PricewaterhouseCoopers LLP to perform the audit referred to in Section 6.5. Seller shall deliver the consent of its independent certified public accountant wherein such firm's opinion on the financial statements may be included in Buyer's SEC filings and such firm may be named as an expert in such filings and that such firm will use reasonable efforts to prepare any comfort letters requested by Buyer (with such comfort letters to be at Buyer's expense).

            (k) Retired Debt; Costs and Expenses. Except to the extent to be discharged by Buyer pursuant to Section 6.12, the Retired Debt shall be repaid in full in full concurrently with the Closing and all Seller Costs shall be discharged, either by Seller from the Initial Purchase Price, or if paid by the Company with the consent of Buyer, the Initial Purchase Price shall be reduced by the amount of such payment.

            (l) Leases. The Company shall have reached a settlement with respect to all leases in default set forth on Schedule 4.12 and such settlement shall be satisfactory to Buyer in its sole discretion.

            (m) Other. The Company and Seller shall execute and/or deliver to Buyer the following:

                  (i) An assignment conveying to Buyer the Seller Intangible Assets in form reasonably satisfactory to Buyer and its counsel, free and clear of all Liens and encumbrances;

                  (ii) A list of the Inventory, Accounts Receivable, Fixed Assets, deposits and payables as of a date not more than three (3) days prior to the Closing Date, which lists shall be satisfactory to Buyer, in its sole discretion;

                  (iii) The Escrow Agreement;

                  (iv) Lien releases (including UCC termination statements) in form satisfactory for recording or filing, with respect to any Lien on any Asset (other than Permitted Liens), including Sovereign Bank and IBM Credit Corporation;

                  (v) Resignations from each member of the Company's Board of Directors and any officers requested by Buyer;

                  (vi) Seller shall provide a release in a form satisfactory to Buyer signed by each person who is owed funds under the "Shared Harvest" or "Deferred Compensation" plan as of January 31, 2001 that such amounts have been paid in full;

                  (vii) Needham & Company, Inc. shall have released the Company from all obligations under the letter agreement dated July 7, 1999;

                  (viii) [Intentionally omitted];

                  (ix) The employment agreements with each of Messrs. Tarulli, Mazur and Cutter shall have been amended to reduce cash severance payments obligations by one-third (1/3) and that upon payment of such severance all claims (other than salary, benefit plans and the like) against the Company are released;

                  (x) Seller and his Affiliates shall have repaid all amounts owed to the Company and released all claims against the Company;

                  (xi)  The minute book of the Company; and

                  (xii) Such other and further documents and certificates of Seller, the Company's officers and others as Buyer shall reasonably request to evidence compliance with the conditions set forth in this Agreement.

      7.3 Seller's Conditions to Closing. The obligations of Seller under this Agreement are subject to the satisfaction of the following conditions as of the Closing Date, any or all of which may be waived by Seller in its sole discretion:

            (a) [Intentionally Omitted.]

            (b) Consents and Approvals. Seller shall have received all consents or approvals required on the part of Seller, the Company or Buyer for the transfer of the Purchased Shares (including the consent of all landlords), all in form and substance reasonably satisfactory to Seller.

            (c) Secretary's Certificate. Seller shall have received a certificate of the Secretary of Buyer with respect to the resolutions adopted by the Board of Directors of Buyer approving this Agreement and the transactions contemplated hereby.

            (d) Good Standing Certificates, Etc. Seller shall have received a certificate dated within two days before the Closing Date from the office of the Secretary of State of Minnesota certifying that Buyer is validly existing and in good standing under the laws of its state of incorporation.

            (e) Opinion of Counsel to Buyer. Seller shall have received the opinion of Leonard, Street and Deinard Professional Association, counsel to Buyer, addressed to Seller, dated at the Closing Date, in the form set forth in Exhibit G attached hereto.

            (f) Bonus Plan. The Company shall have adopted the bonus plan in the form attached hereto as Exhibit C.

            (g) Employment Agreements. The Company and Seller and each of the employees of the Company listed on Schedule 7.2(d) shall have entered into employment agreements in the form set forth in Exhibit E attached hereto.

            (h) Other. Buyer shall execute and/or deliver to Seller the following:

                  (i) The Purchase Price, by wire transfer, or in certified funds in accordance with Article 3 of this Agreement (including depositing relevant amounts pursuant to the Escrow Agreement) (it being understood that Seller shall direct payment of such funds, in a manner satisfactory to Buyer, so that Seller Costs are discharged in full, it being understood Buyer shall deposit a portion of the Purchase Price in escrow pursuant to Section 3.1(b));

                  (ii)  An Escrow Agreement; and

                  (iii) Such other documents and certificates to evidence compliance with the conditions set forth in this Article as may be reasonably requested by Seller.

                                    ARTICLE 8
                                 INDEMNIFICATION

      8.1 Indemnification by Seller. Seller covenants and agrees with Buyer that it shall indemnify Buyer and its directors, officers, employees, agents and stockholders, and their successors and assigns, heirs and legal representatives, and the owners, directors, and officers, employees, agents and stockholders of any such successors and assigns or any other Person indemnified hereunder, and hold them harmless from, against and in respect of any and all judgments, awards, costs, losses, claims, Liabilities, fines, payments (including payments to discharge the Retired Debt, Seller Costs and any Lien on any Asset, and any Liability which is not a Permitted Liability), penalties, damages and expenses of any kind, whether actual, threatened or alleged, contingent or liquidated (including interest which may be imposed in connection therewith and court costs and fees and disbursements of counsel) (hereinafter referred to as "Claims") arising out of or with respect to:

            (a) Any Liabilities or obligations of the Company as of the Closing Date which are not Permitted Liabilities;

            (b) The Retired Debt, the Seller Costs and any Lien on any Asset (other than Permitted Liens) or the Purchased Shares to the extent such items are not satisfied in full at Closing or by Buyer pursuant to Section 6.12;

            (c) Any claim to any equity interest in the Company other than the Purchased Shares;

            (d) Any breach of any of the representations, warranties or covenants in this Agreement or in any other agreement or certificate executed and delivered by the Company or Seller pursuant hereto;

            (e) Any litigation or threatened litigation commenced by any Person relating to the period prior to the Closing Date, including the Company's employees and any litigation to which the Company or Seller is a party or threatened to be made a party on the Closing Date, including the litigation set forth on Schedule 4.17 (including all costs of further defense and settlement of any such litigation) except to the extent reserved in the most recent Financial Statements and other than any litigation commenced by any vendor which was commenced solely to collect a past due accounts payable owed to such vendor which is a Permitted Liability;

            (f) Any income, sales, payroll, excise or other Tax imposed on the Company by any federal, state, local or foreign authority with respect to a period prior to the Closing Date, except to the extent any such Tax is accrued on the books and records of the Company and reflected on the most recent Financial Statements; and

            (g) Any excise Tax under Section 4979 of the Code for failure to complete discrimination testing on any benefit plan.

Seller waives any right Seller may have for contribution or reimbursement or the like from the Company with respect to any matters indemnified hereunder. If any representation, warranty or covenant which is qualified by materiality or Company Material Adverse Effect is breached, the amount indemnified hereunder shall include all damages related to such breach, and not just damages in excess of material amounts.

      8.2 Indemnification by Buyer. Buyer hereby covenants and agrees with Seller that it shall indemnify Seller and his heirs and legal representatives, and hold them harmless from, against and in respect of any and all Claims, arising out of or with respect to:

            (a) The operation of the Company on and following the Closing Date; and

            (b) Any breach of any of the representations, warranties, covenants or agreements made by Buyer in this Agreement or in any ancillary documents delivered pursuant hereto.

      8.3 INDEMNIFICATION PROCEDURES. ALL CLAIMS OR DEMANDS FOR INDEMNIFICATION UNDER THIS ARTICLE 8 SHALL BE ASSERTED AND RESOLVED AS FOLLOWS:

            (a) In the event that Buyer (on the one hand) or Seller (on the other hand) (each an "Indemnified Party") has a claim against Seller (on the one hand) or Buyer (on the other hand) (each an "Indemnifying Party") hereunder, which does not involve a Claim being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness send a notice (a "Claim Notice") with respect to such claim to the Indemnifying Party. If the Indemnifying Party does not notify the Indemnified Party within ten (10) days whether the Indemnifying Party disputes such claim, the Indemnified Party may arbitrate such claim in accordance with the terms of Section 10.3 hereof. In case the Indemnifying Party shall deliver a Notice of Dispute, then the procedures set forth in Section 10.1 and 10.2 shall apply.

            (b) In the event that any Claim, which may give rise to damages for which an Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party (a "Third Party Claim"), the Indemnified Party shall with reasonable promptness send a Claim Notice to the Indemnifying Party, specifying the nature of such claim and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of any such Claim arising from such Third Party Claim). The Indemnifying Party shall have fifteen (15) days from the receipt of the Claim Notice (the

"Notice Period") to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes the Indemnifying Party's liability to the Indemnified Party hereunder with respect to damages arising from such Claim and
(ii) if the Indemnifying Party does not dispute such liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against such Third Party Claim. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute the Indemnifying Party's obligation to indemnify hereunder and desires to defend the Indemnified Party against such Third Party Claim, then the Indemnifying Party shall have the right to defend such Third Party Claim by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by the Indemnifying Party to a final conclusion; provided that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any matter (in whole or in part), unless such settlement includes a complete and unconditional release of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement, the Indemnified Party may do so at the Indemnified Party's sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against such Claim, whether by failure of the Indemnifying Party to give the Indemnified Party timely notice as provided above or otherwise, then the Indemnified Party, without waiving any rights against the Indemnifying Party, may settle or defend against any such Claim in the Indemnified Party's sole discretion, after giving ten days prior written notice to the Indemnifying Party. The Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense.

      8.4 Limitations on Indemnification.

            (a) Seller shall not be obligated to make any payment for indemnification under Article 8 hereof in excess of the sum of (i) Five Million Five Hundred Thousand Dollars ($5,500,000) plus (ii) an amount equal to the Additional Purchase Price paid pursuant to Section 3.3, in the aggregate, except with respect to any claim for indemnification arising from or related to fraud or breach of the representations, warranties and covenants contained in Sections
4.2 (Certificate of Incorporation and Bylaws; Capitalization), 4.9 (Taxes) and
4.21 (Employee Benefit Plans) and indemnification under Section 8.1(e) (Litigation) related to the Rinaldi Case, for which there is no limit. Except with regard to any claim for indemnification arising out of or relating to fraud or intentional breach of an obligation, breach of the representations, warranties and covenants in Sections 3.2 (Adjustments), 4.2 (Certificate of Incorporation and Bylaws; Capitalization), 4.9 (Taxes), and indemnification under Sections 8.1(b) (Retired Debt) and 8.1(e) (Litigation), Seller shall not be obligated to pay any amounts for indemnification under Article 8 until Seller's aggregate indemnification obligations under Article 8 equal or exceed One Hundred Fifty Thousand Dollars ($150,000), whereupon Seller shall be obligated to pay all such indemnification including the One Hundred Fifty Thousand Dollars ($150,000).

            (b) Buyer shall not be obligated to make any payment for indemnification under Article 8 hereof in excess of Five Million Five Hundred Thousand Dollars ($5,500,000) in the aggregate, except with respect to any claim for fraud or indemnification arising from or related to breach of the representations, warranties and covenants contained in Sections 5.1 (Organization, Etc.) and 5.2 (Authorization of Agreement) for which there is no limit. Except with respect to any claim for indemnification arising out of or relating to fraud or intentional breach of an obligation, Buyer shall not be obligated to pay any amounts for indemnification under Article 8 until the Buyer's aggregate indemnification obligations under Article 8 equal or exceed One Hundred Fifty Thousand Dollars ($150,000), whereupon Buyer shall be obligated to pay all such indemnification including the One Hundred Fifty Thousand Dollars ($150,000).

            (c) Except as set forth in Section 3.2, Buyer shall seek to satisfy any claim for indemnification from the Escrow Amount before proceeding against Seller's other assets; provided that nothing herein shall prevent Buyer from proceeding against Seller (including any injunction to prevent dissipation of assets) for indemnification for Claim amounts in excess of the Escrow Amount in the event it reasonably believes the Escrow Amount is inadequate.

            (d) With respect to any claim for indemnification:

                  (i) If made prior to October 3, 2001, Buyer may proceed against Seller and the Escrow Amount, in accordance with Section 8.4(c), and at Buyer's option Buyer may seek to satisfy sixty-five percent (65%) of such amounts by reduction of payments under the Bonus Plan;

                  (ii) If made on or after October 3, 2001, but prior to the earlier of (x) the date of distribution of bonuses under the Bonus Plan or (y) expiration or termination of the Bonus Plan in accordance with its terms (the "Bonus Payout Date"), except as set forth herein, Buyer shall seek to satisfy thirty-five percent (35%) of such claim from Seller and the Escrow Amount and sixty-five percent (65%) of such claim by reduction of the payments to be made pursuant to the Bonus Plan. Notwithstanding the foregoing, Buyer shall not be required to seek compensation for such indemnification from the Bonus Plan: (A) with respect to the Rinaldi Case, (B) with respect to any breach of the representations and warranties in Section 4.2 (Certificate of Incorporation and Bylaws; Capitalization) or (C) in the event that the payout under the Bonus Plan is inadequate to satisfy the allocated portion of the claim, or if Buyer reasonably believes that based on current operating results, there will be no distribution under the Bonus Plan or the distribution will be inadequate to cover the payment. Seller remains fully liable for all amounts for which the Bonus Plan is sought to satisfy indemnification to the extent the amounts to be distributed under the Bonus Plan are inadequate;

                  (iii) If made after the Bonus Payout Date, Buyer may proceed against Seller and the Escrow Amount, in accordance with Section 8.4(c).

      8.5. Sole and Exclusive Remedy. The rights set forth in this Article 8 and
Section 4.23 shall be Buyer's sole and exclusive remedy against the Seller for misrepresentations or breaches of covenants contained in this Agreement and the Transaction Documents. Notwithstanding the foregoing, nothing herein shall prevent Buyer from bringing an action based upon allegations of fraud or other intentional misrepresentation or breach of any representation or obligation of or with respect to the Company or Seller in connection with this Agreement and the Transaction Documents.

                                    ARTICLE 9

                            [Intentionally Omitted.]

                                   ARTICLE 10
                               DISPUTE RESOLUTION

      10.1 Initial Meeting. In the event that there is a dispute arising out of or relating to this Agreement or the documents and instruments executed in connection therewith, the parties shall attempt in good faith to resolve such disputes promptly by negotiation between the parties. Any party may give the other parties written notice that a dispute exists (a "Notice of Dispute"). The Notice of Dispute shall include a statement of such party's position. Within ten
(10) days of the delivery of the Notice of Dispute, the parties shall meet at a mutually acceptable time and place, and thereafter as long as they reasonably deem necessary, to attempt to resolve the dispute. All documents and other information or data on which each party relies concerning the dispute shall be furnished or made available on reasonable terms to the other party at or before the first meeting of the parties as provided by this Section 10.1.

      10.2 Mediation. If the dispute has not been resolved by negotiation within thirty (30) days of the delivery of a Notice of Dispute, or if the parties have failed to meet within ten (10) days of the Notice of Dispute, the parties shall endeavor to settle the dispute by mediation under the then current CPR Model Mediation Procedure for Business Disputes. Unless otherwise agreed, the parties shall select a mediator from the CPR Panels of Neutrals and shall notify CPR to initiate the selection process.

      10.3 Binding Arbitration. Unless a different venue is required by the Escrow Agreement, any controversy or claim arising out of or relating to this Agreement or any agreement or document in connection therewith, the breach, termination or validity thereof, or the transactions contemplated herein (including any question arising as to whether or not any dispute falls within the terms of this Section or the selection of arbitrators) if not settled by negotiation or mediation as provided in Section 10.1 and Section 10.2, shall be settled by arbitration if commenced by Buyer, in Boston, Massachusetts, and if commenced by Seller, in Minneapolis, Minnesota, in accordance with the CPR Rules for Non-Administrative Arbitration of Business Disputes by three arbitrators. Any party may initiate arbitration from and after sixty (60) days following the delivery of a Notice of Dispute if the dispute has not then been settled by negotiation or mediation. The arbitrators shall be appointed by the parties as provided by CPR Rule 5, Selection of Arbitrators. The arbitration procedure shall be governed by the United States Arbitration Act, 9 U.S.C. Sections
1-16, and the award rendered BY the arbitrators shall be final and binding on the parties and may be entered in any court having jurisdiction thereof.

      10.4 Discovery. Each party shall have discovery rights as provided by the Federal Rules of Civil Procedure; provided, however, that all such discovery shall be commenced and concluded within ninety (90) days of the initiation of arbitration.

      10.5 Expeditious Proceedings. It is the intent of the parties that any arbitration shall be concluded as quickly as reasonably practicable. Unless the parties otherwise agree, once commenced, the hearing on the disputed matters shall be held four (4) days a week until concluded, with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m. The arbitrators shall use all reasonable efforts to issue the final award or awards within a period of five
(5) business days after closure of the proceedings. Failure of the arbitrators to meet the time limits of this Section 10.5 shall not be a basis for challenging the award.

      10.6 Arbitration Costs. Each party shall bear its own costs in connection with the arbitration and shall share equally the fees and expenses of the arbitrators.

      10.7 Enforcement of Awards. Each party agrees that any legal proceeding instituted to enforce an arbitration award hereunder will be brought in a court of competent jurisdiction (either state or federal) in the venue of the arbitration set forth in Section 10.3 and hereby submits to personal jurisdiction therein and irrevocably waives any objection as to venue therein, and further agrees not to plead or claim in any such court that any such proceeding has been brought in an inconvenient forum.

      10.8 Equitable Relief. Nothing herein shall be construed to prevent any party from seeking equitable relief in any court of competent jurisdiction to restrain or prohibit any breach or threatened breach of any covenant of the parties set forth in this Agreement or any document executed in connection herewith, whether or not the parties have first sought to resolve the dispute through negotiation, mediation or arbitration pursuant to this Article 10.

                                   ARTICLE 11
                                     GENERAL

      11.1 Expenses, Taxes. Buyer and Seller shall pay their own respective expenses and the fees and expenses of their respective counsel and accountants and other experts, and Seller shall pay the fees and expenses of the Company (other than Permitted Legal Fees which will be paid by

Buyer). Seller shall bear all transfer Taxes, gains Taxes, recording Taxes and similar Taxes payable or determined to be payable in connection with the execution, delivery and performance of this Agreement and the transfer of the Purchased Shares contemplated hereby.

      11.2 Survival of Representations and Warranties. Each covenant and agreement contained in this Agreement or in any agreement or other document delivered pursuant hereto shall survive the Closing and be enforceable until such covenant or agreement has been fully performed. All representations and warranties contained in this Agreement shall survive for a period of eighteen
(18) months after the Closing and shall thereafter expire, except that (a) any representation or warranty with respect to which a claim has been made for a breach thereon prior to the expiration of such eighteen (18) month period shall survive until such claim is resolved; (b) any breach of the representations and warranties set forth in Sections 4.9 (Taxes) and 4.21 (Employee Benefit Plans) shall survive for the applicable statute of limitations), and (c) any claim related to fraud, intentional misrepresentation, intentional breach of an obligation, and breach of the representations and warranties set forth in Sections 4.2 (Certificate of Incorporation and Bylaws; Capitalization), 4.4 (Execution and Validity of Agreement; Spousal Consent etc.) and any claim related to the litigation set forth on Schedule 4.17 shall survive without limitation. The representations and warranties in this Agreement shall not be affected by any knowledge of Buyer with respect to any breach thereof or any investigation performed by Buyer.

      11.3 Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action, or compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

      11.4 Binding Effect; Benefits; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, heirs and legal representatives. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations, or Liabilities under or by reason of this Agreement. Seller may not assign his rights hereunder or in any agreement or instrument executed in connection herewith, whether by operation of law or otherwise. Buyer may assign this Agreement and any agreement or instrument executed in connection herewith to any of its Affiliates, or pursuant to a merger, consolidation of sale of substantially all of its assets or to any Person which acquires an interest in the Business as conducted by Buyer. Signatures delivered by facsimile on this Agreement or any document executed in connection herewith shall be binding to the same extent as an original.

      11.5 Notices. All notices, requests, demands and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in Person or three (3) days after deposit by certified or registered first class mail, postage prepaid, return receipt requested, to the party to whom the same is so given or made:

            (a)   If to Buyer, to:  Computer Network Technology Corporation
                                    6000 Nathan Lane North
                                    Minneapolis, MN  55442
                                    Attention:  President
                                    Fax:  (763) 268-6806

                  With a copy to:   Leonard, Street and Deinard
                                    Professional Association
                                    150 South Fifth Street, Suite 2300
                                    Minneapolis, MN  55402
                                    Attention:  Morris M. Sherman, Esq.
                                    Fax:  (612) 335-1657

            (b)   If to Seller to:  Ernest J. Parsons
                                    17 John Matthew Road
                                    Hopkinton, MA  01748

                  With a copy to:   Hale and Dorr LLP
                                    60 State Street
                                    Boston, MA 02109
                                    Attention:  Peter B. Tarr, Esq.
                                    Fax:  (617) 526-5000

                  With a copy to:   Rick Dlugasch
                                    Waldron H. Rand & Co.
                                    280 Hillside Avenue
                                    Needham, MA 02494
                                    Facsimile:  (781) 449-8970

or to such other address as such party shall have specified by notice to the other party hereto.

      11.6 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof and cannot be changed or terminated orally.

      11.7 Headings. The Section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

      11.8 Governing Law. This Agreement shall be construed as to both validity and performance and enforced in accordance with and governed by the laws of the State of Minnesota, without giving effect to the choice of law principles thereof.

      11.9 Amendments. This Agreement may not be modified or changed except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought.

      11.10 Severability. The invalidity of all or any part of any representation, warranty, covenant or indemnification section of this Agreement shall not render invalid the remainder of this Agreement or the remainder of such section. If any representation, warranty, covenant or indemnification section of this Agreement or portion thereof is so broad as to be unenforceable, it shall be interpreted to be only so broad as is enforceable.

                          [REMAINDER OF PAGE IS BLANK.]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed in their respective names by an officer thereunto duly authorized on the date first above written.


SELLER:                                   BUYER:

                                          COMPUTER NETWORK TECHNOLOGY
                                          CORPORATION



                                          By: /s/ Gregory T. Barnum
                                             ------------------------
/s/ Ernest J. Parsons                               Its: CFO